EXHIBIT 1.A.(3)(B)






FIDELITY
SYSTEMATIC INVESTMENT PLANS:
    DESTINY PLANS I
    DESTINY PLANS II


________________________________
Dealer Agreement
DEALER AGREEMENT
___________________________________________________

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
Dear Dealer:   As sponsor and principal underwriter, we invite you to join a Selling Group to distribute

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Fidelity Systematic Investment Plans, a plan consisting of two series,
Destiny Plans I and Destiny Plans II (collectively referred to as the "Plan" or "Plans"), for the Accumulation of Shares of Fidelity Destiny Portfolios, a series fund consisting of Destiny I and Destiny II (collectively referred to as the "Fund") upon the following terms and conditions.
 7. The Dealer Agreement previously in effect is hereby terminated, effective at the opening of business this date, and our relations thereafter will be governed by the terms of this Agreement.
 8. All applications for the Plans shall be made on application forms supplied by us, and all initial investments collected shall be remitted in full without deduction of any discounts representing your profit on the sale of Plans, as principal (hereinafter called "commissions"), together with such application forms, signed by each applicant (as "Planholder") to our principal office. Checks or money orders for initial investments shall be drawn to the order of State Street Bank and Trust Company, Custodian. A separate check or money order shall accompany the application form submitted for each Plan. After the initial investment has been made and the Plan had been issued, the Planholder may send all future investments made, payable to State Street Bank and Trust Company, Custodian, to Boston Financial Data Services, Inc., P.O. Box 8300, Boston, Massachusetts 02266-8300.
 9. Planholders of Destiny Plans I purchase shares of Destiny I and Planholders of Destiny Plans II purchase shares of Destiny II.
 10. We reserve the right in our sole discretion to reject any Plan application and to return any investment made in connection therewith. We also reserve the right in our sole discretion to give any accepted applicant the privilege of canceling his/her Plan in accordance with any rights described in the prospectus effective at the time of purchase of the Plan. We further reserve the right to refund all or part of any investment or investments made by any Planholder in the event that we, in our sole discretion, believe that the solicitation and/or sale associated therewith was effected in violation of any applicable State or Federal law or rule or regulation of the National Association of Securities Dealers, Inc. ("NASD"). In the event of any such refund or refunds you shall not be entitled to any commissions thereon and, if such commissions have been paid, you shall promptly refund same to us or we may at our option charge the same against future commissions. To this end you hereby grant us a lien on any such commissions.
 11. On all approved sales of Plans made by you and its acceptance by the applicant, we shall pay you commissions in accordance with the terms of this Agreement and the "Dealer Commission and Service Fee Schedule" (Schedule A), which is attached hereto and made a part of this Agreement. As nearly as practicable, Destiny Plans I and Destiny Plans II commissions on first-year investments will be paid monthly as the Creation and Sales Charges applicable thereto are received by us from the Custodian.
Beginning January, 1993 for Destiny Plans I and as nearly as practicable, servicing fees for Destiny Plans I and Destiny Plans II will be paid monthly as they are received by us from the Custodian. Such servicing fees on Destiny Plans I and Destiny Plans II are not to be construed as earned commissions, but are designed solely as continuing compensation for servicing the Planholder's account during the life of this Agreement.
After the expiration of 18 months from the date on which a Plan has been issued, if any investment on a Plan is due, and no investment has been made by the Planholder for 6 months, the Plan account shall revert back to us for collection, and in such event no further commissions or servicing fees with respect to such account shall be due or payable to you. Your rights to commissions or servicing fees on Plans sold during the term of this Agreement shall survive termination of this Agreement only as outlined in Paragraph 13 hereof.
 12. After the effective date of this Agreement, dealer commission and servicing fees that are outlined in Schedule A will be paid according to the tier to which the dealer firm qualifies. Such qualifications is determined by the face amount written by that dealer in the previous calendar year. Qualification for the various tiers can be expected to be amended from time to time. When amendments to commission and servicing fees are made they will only affect new Plans; adjustments will not affect payments made to Plans already established.
 13. In the event a Planholder exercises his/her right under Section 27 of the Investment Company Act of 1940, as amended, or in accordance with state law (to surrender his Plan within the first 18 months or 28 months, respectively, following its issuance, and to receive the value of his/her account plus an amount equal to that part of the excess paid with respect to that Plan for Creation and Sales Charges which exceeds 15% of the gross investment made), you shall promptly refund to us a portion of the commission or servicing fees previously paid to you with respect to such Plan that bears the same relationship to the total amount of such commission or servicing fees as the amount refunded to the Planholder bears to the total Creation and Sales Charges paid by him/her with respect to such Plan, or we may, at our option, charge such amount against future commissions receivable by you. To this end you hereby grant us a lien on any such commissions or servicing fees. In order to assure us that you will have sufficient assets to make such repayment, we shall initially establish on our books an account in your name to which shall be credited 10% of the commissions or servicing fees due and payable to you and we shall retain such portion of those commissions or servicing fees as a reserve from which any claims for refund with respect to Plans sold by you can be paid in the event you shall fail to honor any request of ours for such repayment. We shall have the right in our sole discretion to reduce or waive such reserve requirements on the basis of your refund experience, level of business or any other circumstances that we may deem relevant.
 14. You will accept Plan applications only from persons who, to the best of your knowledge and belief, can and will complete all investments specified in the applications. If any Planholder becomes delinquent in his/her investments, it shall be your responsibility to contact the Planholder for the purpose of reinstating the investment schedule.
 15. Plans shall be offered and sold in such denominations and units calling for such periodic investments as we shall from time to time determine and set forth int he Plans' Prospectus. We reserve the right in our sole discretion, with 30 days' written notice, to suspend, restrict, alter, or modify in any way the sale of any of the Plans or to withdraw the offering of the Plans entirely.
 16. No person is authorized or permitted to give nay information or make nay representations concerning the Plans other than those that are contained in the current Plans' Prospectus and in such other printed information as may be subsequently issued by us as information supplemental to such Plans' Prospectus or approved by us in writing for use in connection therewith. You will not use the words "Fidelity Destiny Portfolios," "Destiny I" or "Destiny II" or "Fidelity Distributors Corporation" whether in writing, by radio or television or any other advertising media without our prior written approval.
 17. Additional copies of the current Plans' Prospectus, any printed information issued as supplemental to such Plans' Prospectus and the Plans' application forms will be supplied by us in reasonable quantities upon request.
 18. You represent that you are and will remain a member in good standing of the NASD and agree to abide by all of its rules and regulations, including its Rules of Fair Practice. You further agree to comply with all applicable State and Federal laws and rules and regulations of regulatory agencies having jurisdiction. Reference is hereby specifically made to
Section 26, Article III, of the Rules of Fair Practice of the NASD, which is incorporated herein as if set forth in full. Any breach of said Section 26 will immediately and automatically terminate this Agreement.
 19. Your commissions or servicing fees shall vest, subject to the limitation in the event of non-investment by a Planholder set forth in the next-to-last sentence of Paragraph 5 and Paragraph 8 hereof, as follows:
 a. Commissions on first-year investments and servicing fees on Plan investments in subsequent years will be paid to you so long as this Agreement remains in force and effect and you continue membership in the NASD.
 b. In the event this Agreement is terminated, we reserve the right to assign Plan accounts as to which you are the Dealer of record and the right to receive commissions or servicing fees with respect to such Plan accounts to one of our active dealers.
 c. If you should voluntarily terminate your membership in the NASD we reserve the right to assign Plan accounts as to which you are the Dealer of record and the right to receive commissions or servicing fees with respect to such Plan accounts to one of our active dealers. Nevertheless, we, in our sole discretion, may pay commissions or servicing fees on Plan investments made with respect to such Plan accounts subsequent to such voluntary termination to you, your widow, direct beneficiaries or assignees.
 d. In the event your membership in the NASD is discontinued or suspended because of disciplinary proceedings by the NASD, the Securities and Exchange Commission, or other regulatory bodies, we reserve the right to assign Plan accounts as to which you are the Dealer of record and the right to receive commissions or servicing fees with respect to such Plan accounts to one of our active dealers. If we do not assign Plan accounts as to which you are the Dealer of record and the right to receive commissions or servicing fees with respect to such Plan accounts to one of our active dealers, no commissions or servicing fees will be paid on any Planholder's investments received during the period of a suspension or after the effective date of an expulsion or revocation of a membership; provided, however, that in the event your NASD membership is thereafter reinstated in good standing, or if such disciplinary action by another regulatory body is thereafter terminated by same, payment of such commissions or servicing fees to you shall then resume, if such payment is allowable under laws, rules or regulations.
 20. In all sales of the Plans to the public you shall act as a dealer for your own account and in no transaction shall you have any authority to act or hold yourself out as agent for us, the Fund, or any other member of the Selling Group, and nothing in this Agreement, including the use of the word "commissions," shall constitute your partner, employee, or agent of ours or give you any authority to act for us. Neither we nor the Fund shall be liable for any of your acts or obligations as a dealer under this Agreement.
 21. Each party hereto has the right to terminate or amend this Agreement at any time upon written or telegraphic notice to the other.
 22. You will comply with all applicable State and Federal laws and with the rules and regulations of authorized regulatory agencies thereunder.
You will not offer Plans for sale unless such Plans are duly registered under the applicable State and Federal statutes and the rules and regulations thereunder.
 23. All communications to us shall be sent to the address below or to such other address as we may authorize in writing. All communications and/or notices to you shall be duly given, mailed or telegraphed to you, at the address specified by you below, or at such other address as you may authorize in writing.
 24. Failure of either party to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence.
 25. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and no modification hereof shall be valid unless in writing.
 26. We reserve the right to amend this Agreement upon 30 days' notice.
 27. This Agreement or any monies due or to become due hereunder shall not be assignable by you without prior written approval by us. Any request for an assignment shall be on a form approved by us, which may be obtained from Boston Financial Data Services, Inc., P.O. Box 8300, Boston, Massachusetts 02266-8300.
 28. This Agreement supersedes and cancels all previous agreements between us whether oral or written.
   VERY TRULY YOURS,
   FIDELITY DISTRIBUTORS CORPORATION
   Fidelity Systematic Investment Plans
   82 Devonshire Street
   Boston, Massachusetts 02109



 By:
__________________________________________________________________________
_______


 The undersigned hereby accepts your invitation to become a member of the Selling Group referred to herein and agrees to abide by all the foregoing terms and conditions.

 DATED AS OF _________________, 19 _______.

 FIRM:
__________________________________________________________________________
____

 BY:        _______________________________________
______________________________________
  (Printed Signature)                                           (Authorized
Signature)

 TITLE:      _______________________________________
______________________________________

 ADDRESS:
__________________________________________________________________________
____


__________________________________________________________________________
____________

Schedule A
Dealer Commission and Service Fee Schedule
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                       PERCENTAGE OF SALES AND CREATION
                                 CHARGES PAID TO DEALER


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
      PRODUCTION    CALENDAR YEAR                       FIRST TWELVE      TRAIL YEAR
          LEVEL     FACE AMOUNT                         INVESTMENTS    COMMISSIONS

             I            0  - $    2,000,000        80.0%                     41.7%

             II    $    2,000,001 - $  30,000,000    85.0%                     50.0%

             III   $  30,000,001 - $182,000,000      89.4%                     60.0%

             IV    $182,000,001  +                   92.4%                     92.4%

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  DESTINY

(large solid box) Fidelity Investments
    Fidelity Systematic Investment Plans
    82 Devonshire Street
    Boston, Massachusetts 02109
    Nationwide:  1-800-752-2347
    In Alaska or Overseas (call collect): 617-439-0547

    Fidelity Distributors Corporation